NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCBB: BLSP

BLUE SPHERE CORPORATION ANNOUNCES CONTRACT IN UZBEKISTAN

LONDON, United Kingdom - March 16, 2010 – Blue Sphere Corporation (OTCBB: BLSP) (the "Company" or “Blue Sphere”), a company in the Cleantech sector as an Emission Reduction project integrator, is pleased to announce that it has signed, through its representatives, a contract with a Nitric Acid plant, Uzbekistan for the removal of nitrous Oxide (“N2O”).

Nitrous oxide is a greenhouse gas accounting for around 6% of the heating effect of greenhouse gases in the atmosphere. A 2008 study by Nobel Laureate Paul Crutzen suggests that the amount of nitrous oxide release attributable to agricultural nitrate fertilizers has been seriously underestimated. A new study suggests that N2O emission currently is the single most important ozone-depleting substance (ODS) emission and is expected to remain the largest throughout the 21st century.

Nitrous oxide reacts with ozone and is the main naturally occurring regulator of stratospheric ozone. Nitrous oxide is also a major greenhouse gas and air pollutant. Considered over a 100 year period, it has 298 times more impact per unit weight than carbon dioxide.

The project involves the purchase and installation of a precious metal catalyst in the plant in Uzbekistan. The production of nitric acid gives off N2O, an unwanted by-product, which is currently being vented into the atmosphere, contributing to global warming. The introduction of a catalyst in the production process will destroy approximately 80% of the N2O that would otherwise be vented into the atmosphere. The Kyoto Protocol provides an approved methodology pursuant to which the party that is responsible for abating the N2O is eligible to obtain 310 carbon credits for each ton of N2O abated.

The project will use technologies designed by authorities on N2O emission monitoring.

Based on the current nitric acid production level of the project, both CRI /Criterion Catalyst Company, a wholly owned subsidiary of Royal Dutch Shell plc., (www.cricatalyst.com) and ClimeCo (www.climecocorp.com), have conducted studies at the plant that predict N2O abatement that may result in 800,000 – 1,000,000 tons of Certified Emission Reductions (“CER”) every year.

The Net Present Gross Value of the project based on 800,000 CER every year and an 8% discount rate is estimated at $58.4 million USD. The funds for the CER are received at the beginning of each year for the N2O removed the year before.

““We are very excited about signing our first project in Uzbekistan. The technical report we received from CRI /Criterion Catalyst Company, a wholly owned subsidiary of Royal Dutch Shell, confirms that there is an annual CO2 abatement of more than 1.1 million credits. We have an experienced management team and we look forward to working on this important project.” said Shlomi Palas, CEO of Blue Sphere Corporate.

Blue Sphere intends to finance part of the project using other capital sources (such as project financing firms or carbon credit traders) which would, if successful, improve the return on equity.

Uzbekistan is a CDM (Clean Development Mechanism) country in good standing and has other N20 abatement projects registered. All regulatory and operative structures are already in place.

The Clean Development Mechanism (CDM) is an arrangement under the Kyoto Protocol allowing industrialised countries with a greenhouse gas reduction commitment (called Annex 1countries) to invest in ventures that reduce emissions in developing countries as an alternative to more expensive emission reductions in their own countries. A crucial feature of an approved CDM carbon project is that it has established that the planned reductions would not occur without the additional incentive provided by emission reductions credits, a concept known as "additionality".

The CDM allows net global greenhouse gas emissions to be reduced at a much lower global cost by financing emissions reduction projects in developing countries where costs are lower than in industrialized countries.

For further information please contact the company at 888-309-9088 or info@bluespherecorp.com

About Blue Sphere Corporation

Blue Sphere Corp. is a company in the cleantech sector as an Emission Reduction Project Integrator. For further information please visit the Company's website www.bluespherecorporate.com

This news release contains “forward-looking statements.” Statements in this press release, which are not purely historical, are forward-looking statements and include statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; plans and objectives related thereto; and assumptions or expectations relating to any future events, conditions, performance or other matters. Such forward-looking statements include, among others, that we can perform on our first contract and sell CERs, including successfully raising financing for infrastructure and equipment, use technology that is effective at reducing N2O emissions, and complete the project as expectd; that the gross value of the project is over $58 million; that we can make a profit on the project and provide a return on equity; and that the Company can become a key player in the global carbon reduction market.

Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the carbon credit industry, including changing customer demand, changing regulatory requirements, different regulations across national borders, customer acceptance of our services and products, the impact of competitive services, products and pricing, dependence on existing management, that technology may not work as expected and general economic conditions. In regards to our company, the following are also risk factors: our ability to finance operations and growth, our ability to attract and retain employees and consultants, competition from cheaper or more accepted competitors, whether our technology can perform under commercial conditions and our ability to keep control on costs. Readers should also refer to the risk disclosures outlined in disclosure documents filed by other start up environmental companies with the Securities and Exchange Commission available at www.sec.gov.

The Company assumes no obligation to update the information in this release.